Exhibit 10.20.1

NON-QUALIFIED OPTION AGREEMENT

Pursuant to the 1992 Non-Qualified Stock Option Plan (the “Plan”) of BMC WEST CORPORATION (the “Corporation”), effective January 1, 1992, the Corporation hereby grants to MICHAEL MAHRE (“Participant”) an option to purchase all or any part of an aggregate of 2,500 shares under the Common Stock of the Corporation (the “Option Shares”) under and subject to the terms and conditions of this Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes.

Participant and the Corporation agree as follows:

1.    Definitions.

The definitions and terms used in the Plan are incorporated herein by reference and shall have the same meaning and be given the same effect.

2.    Term of Option

2.1    Option Period. The option rights granted by this Option Agreement for each Option Share shall expire and be of no value and the right of purchase evidenced hereby shall cease upon the tenth (10th) anniversary of the date the Option Share shall vest under Section 3, unless terminated earlier pursuant to Section 2.2.

2.2    Expiration of Option Period Upon Termination of Employment. The option rights granted by this Option Agreement shall expire ninety (90) days after Participant’s termination of employment with the Corporation for any reason, and no shares may thereafter be issued pursuant to this Option Agreement, except as set forth below:

(a)    If Participant’s employment is terminated by reason of Participant’s death, Participant’s personal representative may exercise any option rights granted pursuant to this Option Agreement, to the extent vested, at any time within one (1) year after Participant’s death, but in any event not after the expiration of the Option Period prescribed in Section 2.1.

(b)    If Participant’s employment is terminated by reason of Participant’s disability or retirement, Participant may exercise any option rights granted pursuant to this Option Agreement, to the extent vested, at any time within one (1) year after such termination, but in any event not after the expiration of the Option Period prescribed in Section 2.1.

3.    Vesting of Option.

The option rights granted by this Option shall be exercisable only as to vested Option Shares. Unless vested in accordance with the terms of Section 3.1 or terminated in accordance with the terms of Section 3.2, all of the Option Shares shall vest on January 1, 2003.

3.1    Vesting of Options. The vesting of the Option Shares shall occur at a rate of twenty percent (20%) of the Option Shares under this grant on December 31 each year commencing on December 31, 1999.

3.2    Termination of Vesting Upon Termination of Employment. If a Participant ceases to be employed by the Corporation, vesting shall terminate as of January 1 of the year in which employment is terminated. There shall be no fractional or prorated vesting.

4.    Non-transferable.

The option rights granted by this Option are not transferable or assignable otherwise than by will or by the laws of descent and distribution, and during the lifetime of Participant are exercisable only by Participant.

5.    Exercise of Option.

Before this Option expires, Participant may exercise his option rights hereunder as to all or any part of his vested Option Shares by delivering to the Corporation at its corporate headquarters, or such other location as the Corporation may designate from time to time, written notice of the intention to purchase Option Shares together with the sum of Ten dollars and 75/100 Dollars ($10.75) per Option Share to be purchased (the “Option Price”). (The options were granted effective April 15, 1999.)

6.    Issuance of Option Shares.

Upon receipt of the items and information specified in Section 5, the Corporation shall record in its stock register the name of Participant and issue shares of Common Stock accordingly; provided, however, the Corporation shall have no obligation to issue fractional shares; and provided further that stock certificates issued shall bear any restrictive legend required by any agreement among shareholders or pertinent law.

7.    Conditions Applying to the Option and Option Shares.

7.1    If the Corporation subsequently authorized or issues other classes of Common Stock during the term hereof, the Option Shares not yet purchased by Participant shall be the kind and amount of shares that Employee would have received had this Option been exercised in the same manner and to the same extent immediately prior to such event.

7.2    The Option Shares shall be subject to adjustment from time to time as follows:

a.    If, at any time before this Option is fully exercised or expires, the total number of shares of the Corporation’s Common Stock outstanding is increased by a stock dividend or subdivision or split-up of such outstanding shares, then, concurrently with the effectiveness of such subdivision or split-up, the number of Option Shares not yet purchased by Participant (calculated to the nearest whole share) shall be proportionately increased, and the purchase price per share shall be proportionately decreased.

b.    If, at any time before this Option is fully exercised or expires, the total number of shares of the Corporation’s Common Stock outstanding is decreased by a combination or reverse stock split of such outstanding shares, then concurrently with the effectiveness of such combination, the number of Option Shares not yet purchased by Participant (calculated to the nearest whole share) shall be proportionately decreased, and the purchase price per share shall be proportionately increased.

7.3    In the event of any capital reorganization or any reclassification of the Corporation’s common stock (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of Shares), or the consolidation or merger of Corporation with or into another corporation, or the sale or other disposition of all or substantially all the properties and assets of the Corporation, then after such transaction Participant shall be entitled to receive upon the exercise of the option rights granted hereunder, in lieu of each share of Common Stock, the kind and amount of Shares of stock, other securities, money or property receivable upon the consummation of such transaction by the holder of one share of Common Stock of the Corporation issuable under this plan, as if the option had been exercised immediately prior to such transaction.

8.    General

Neither the grant of this Option nor the issuance of any shares pursuant to this Option shall be construed as modifying, affecting or evidencing any intention or understanding with respect to the terms of employment of Participant with the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Option to be executed, effective this 23rd day of April, 1999.

BUILDING MATERIALS
HOLDING CORPORATION

By__________________________
Robert E. Mellor, President
& Chief Executive Officer

PARTICIPANT

_____________________________
Michael Mahre